LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-1118
http://www.libertystaruranium.com/
June 27, 2007	OTCBB: LBSU
NR 52	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

Liberty Star Uranium Announces Start of Comprehensive Geochemical Sampling of its 352 Uranium Pipe Targets—XState JV Given First Priority

Tucson, Arizona—June 27, 2007—Liberty Star Uranium & Metals Corp. (the "Company"), (OTCBB: LBSU and Frankfurt: LBV) is pleased to announce it has commenced an aggressive geochemical sampling program of all of its uranium breccia pipe targets (Pipes) to evaluate and prioritize drill testing of the best Pipes first. The objective is to collect 13,000 soil samples oriented as crosses across each Pipe target. These samples are to be assayed by a certified analytical laboratory for sixty-three elements. Computer analysis will show which pipes have the strongest geochemical metal pattern indicating uranium mineralization at depth. For those Pipes that show the best geochemical signatures a geochemical sample grid will be collected to closely define the anomaly and thus the throat of the breccia zone. The XState Joint Venture pipes and Area of Mutual Interest (AMI) will be the first priority in this sampling campaign.

The methodology, patterned after USGS (US Geological Survey) geochemical surveys reported in the mid 1980s and early 1990s, has been undergoing refinement for about six months by the Company. The perfected program started the first part of June with training and shakedown and now three 2-person field crews are collecting samples and an average of seven people are in the field.

In addition to geochemical sampling, each Pipe is being mapped for geology, rock alteration, and indications of previous sulphide minerals in the rock related to mineralization known as “leached capping”. All of this data including that for the geochemical mapping is located and recorded by our Pocket PC, GPS equipped data collectors. Information is downloaded each evening and transmitted to our main office for map plotting and interpretation. This approach provides speed and accuracy previously unattainable.

At this time 50 pipes have geochemical crosses collected and samples are in route to the certified geochemical lab. Approximately 200 samples are projected for collection each day. Twenty-two Pipes have undergone detailed geologic, alteration and leached capping mapping while eighteen have preliminary geologic mapping. All of the Pipes in the XState AMI have been sampled and detailed sampling is underway on the Elle and Hermina Pipes and surrounding area.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that we will collect 13,000 soil samples oriented as crosses across each Pipe target; that computer analysis will show which pipes have the strongest geochemical metal pattern indicating uranium mineralization at depth; and that a geochemical sample grid will be collected to closely define the anomaly and thus the throat of the breccia zone.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that we may be unable to agree with our joint venture partners as to the work to be performed; that our application to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; that results which we or others have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Mr. Briscoe was interviewed on the June 23 broadcast of Market Matters Radio, a Canadian program which focuses on growth stock opportunities amongst small to mid-cap publicly traded companies. A recording of Mr. Briscoe’s interview can be accessed on the web at http://www.marketmattersradio.com/interviews/radio/